OMNIQUIP INTERNATIONAL
                              ANNOUNCES AMENDMENTS
                           TO SHAREHOLDER RIGHTS PLAN


               Port Washington, Wisconsin - October 2, 1998 - OmniQuip International, Inc. (NASDAQ/MNS = OMQP) today announced that it had amended its shareholder rights plan to decrease the ownership threshold from 20% to 10% and had made several other changes to the plan.

               P. Enoch Stiff, President and Chief Executive Officer of OmniQuip, said "Our Board recently reviewed our previously-adopted rights plan and decided that a number of changes were appropriate. In particular, we determined to lower the threshold at which rights would become exercisable, deleted a definitional provision which could have been misinterpreted as suggesting that our plan included a so-called "dead hand" feature and added a provision which restricts the Company's ability to redeem the rights for a period of 180 days following certain events involving a change in the composition of the Board." He emphasized that these changes were motivated by the current stock market conditions and by recent input received by the Board from its advisers.

               Headquartered in Port Washington, Wisconsin, OmniQuip International is the largest North American producer of telescopic material handlers, which are marketed under the SKY TRAK and LULL brand names. The Company also manufactures aerial work platforms under the Snorkel name, skid steer loaders and power loaders and haulers. OmniQuip's products are used in a wide variety of applications by commercial and residential building contractors, as well as by customers in other construction, military, industrial and agricultural markets.